Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Birks & Mayors Inc.

We consent to the use of our report dated July 8, 2011 with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 26, 2011 and March 27, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 26, 2011, March 27, 2010 and March 28, 2009 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

April 27, 2012